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                                                                 EXHIBIT (p)(38)

                            FISHER INVESTMENTS, INC.

                                 CODE OF ETHICS

Fisher Investments, Inc. ("Fisher") has adopted a POLICIES AND PROCEDURES MANUAL, which incorporates the firm's policies and procedures including: overview of regulatory statutes, fiduciary and related issues, investment advisory contracts and fees, client disclosure requirements, brokerage transactions, proxy issues, marketing and solicitation, custody of client assets, supervision procedures, and the Code of Ethics. Each new officer, director, and employee is given a copy of the manual and the manual is covered in full with them. The new officer, director, and employee must acknowledge in writing that they will abide by the manual and that failure to do so carries employment risks. Additionally, once each year all existing officers, directors, and employees must read the compliance manual and again sign off on the certification.

Fisher has adopted a Code of Ethics, which prevents all its Access Persons from engaging in the improper conduct outlined in Rule 17j-1(b) of the Investment Company Act of 1940. In order to meet Rule 17j-1 requirements under the Investment Company Act of 1940, the following specifically outlines the firm's procedures regarding the following items:

      a) Fisher has the duty at all times to place the interests of its clients, including the Purisima Funds shareholders, first,
      b) The requirement that all personal securities transactions be conducted consistently with this code of ethics so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility,
      c) The fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

Access Persons and Advisory Employees of Fisher may not engage either directly or indirectly in any personal securities transactions without the prior written approval of Fisher. All accounts will be reviewed quarterly, and all Access Persons and Advisory Representatives are required to provide copies of all brokerage statements. Non-Advisory Employees are not required to obtain written approval from Fisher to engage in personal securities transaction and are not required to provide copies of all brokerage statements.

I.       SCOPE AND SUMMARY

              (a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company to have a written Code of Ethics that specifically covers trading practices by "Access Persons." Access Persons are defined to include (1) officers, directors and certain shareholders of the mutual fund adviser (Fisher Investments, Inc.) as well as (2) employees of Fisher Investments, Inc. who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities for the investment company clients of Fisher Investments, Inc. (each, a "Fund") or whose functions relate to the making of any recommendations with respect to the purchases and sales (those employees are also defined as "Advisory Persons"), and (3) each member of the Fund's Board of Trustees. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

              (b) In order to avoid duplicate personal trading rules and duplicate reporting obligations, this Code of Ethics incorporates the policy on personal trading set forth in the "Fisher Investments, Inc. Policy Regarding Personal Securities Transactions" (the "Fisher Policy") (which applies to officers, directors and employees of Fisher Investments, Inc.) However, for purposes of this Code of Ethics the Fisher Policy should be read to include all Trustees of The Purisima Funds and employees of Fisher Investments, Inc. who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities for the investment company clients of Fisher Investments, Inc., unless noted otherwise herein.

         All persons subject to the Code of Ethics, including all officers, directors and employees of Fisher Investments, Inc., all Trustees of The Purisima Funds, and employees of Fisher Investments, Inc. who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities for the investment company clients of Fisher Investments, Inc. are collectively

FI's Code of Ethics Rule 17j- 1

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         called "Access Persons." To the extent any provision of this Code of
         Ethics is inconsistent with any provision of the Fisher Policy, this Code of Ethics shall control.

              (c) "Advisory Employees" means any partner, officer, or director of Fisher; any employee, including "Access Persons" of Purisima Funds, who makes any recommendation, who participates in the determination of which recommendation shall be made; any employee, who, in connection with his or her duties, obtains any information concerning securities recommendations being made by Fisher prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to Fisher; (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

              (d) "Control Account" means any securities account, whether or not with a broker or dealer, over which Advisory Employee has any control or influence with respect to security transaction decisions or in which the Advisory Employee has any beneficial interest (i. e. derives any benefit). Such accounts include those securities accounts of (i) Advisory Employee, (ii) his or her spouse, (iii) any family member of the Advisory Employee living in the same household as Advisory Employee, and (iv) any trust, partnership or other entity in which the Advisory Employee or a family member influences security transaction decisions or has any beneficial interest.

              (e) "Non-Advisory Employees" means any employee who is not a partner, officer, or director of Fisher; any employee that does not determine any recommendation; any employee who does not participate in the determination of recommendations being made by Fisher prior to the effective dissemination of such recommendations or of the information concerning such recommendations.

              (f) "Security" means any security listed on any national securities exchange or otherwise publicly traded other than on any national securities exchange, and includes any other security or similar instrument purchased or considered for purchase by Fisher for any of its client accounts.

              (g) The "Blue Ribbon" Advisory Group on Personal Investing in its report to the Investment Company Institute also articulated the following three general fiduciary principles which that Advisory Group believes should govern the personal investment activities of mutual fund advisory and distributor personnel:

                            i. the duty at all times to place the interests of Fund shareholders first;
                            ii. the requirement that all personal securities transactions be conducted consistently with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
                            iii. the fundamental standard that mutual fund
                                 advisory and distributor personnel should not take inappropriate advantage of their positions.

              (h) This Code of Ethics is designed to satisfy the above-referenced legal requirements and ethical principles as applicable to Fisher Investments, Inc. in its role as adviser to the Fund. It is important that all shareholders, officers, directors and employees of Fisher Investments, Inc. to whom this Code of Ethics applies and all Trustees of The Purisima Funds observe the ethical standards set forth in the Code of Ethics.

              (i) This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (E.G., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.

              (j) It is expected that Access Persons will be sensitive to all areas of potential conflict, even if this Code of Ethics does not address specifically an area of fiduciary responsibility.

              (k) Each shareholder, officer, director and employee of the Funds' administrator, Investment Company Administration Corporation (the "Administrator"), and distributor, Quasar Distributors, LLC.

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         (the "Distributor"), is required to comply with the reporting and other requirements of the Administrator's and Distributor's Code of Ethics.

              (l) Each member, officer and employee of the Funds' co-distributor, Purisima Securities, LLC, is required to comply with the Code of Ethics of that entity.

II.      PROHIBITED TRADING PRACTICES

              (I) GENERAL ANTI-FRAUD PROHIBITION AND PRE-CLEARANCE. No Access Person shall purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect beneficial ownership interest in a security unless the transaction is not prohibited by the Fisher Policy and the procedures set forth in the Fisher Policy have been complied with. Even so, such action is prohibited if such action by such Access Person would defraud the Fund, operate as a fraud or deceit upon the Fund, or constitute a manipulative practice with respect to the Fund.

                 i. Prohibition against the use of material nonpublic information.

                     None of Fisher employees may engage in any securities transaction for publicly traded securities either for themselves, Fisher, any Fisher customer account or any other person while in possession of any material nonpublic information regarding such corporation or its securities irregardless of how or where such information was derived. Should one of our officers, directors, and employees come in contact with material non-public information the following procedures must be followed:

                     a) Fisher will cease all trading in the securities of the
                        corporation that is the subject of the information, whether for Fisher, any Fisher account, or any other person or organization, including an employee account.
                     b) The compliance officer and director of research shall be informed of all facts and circumstances surrounding
                        acquisition of the information so that the appropriate action can be implemented.
                     c) Secure and isolate all documents and other sources
                        relating to the information to insure that knowledge of it cannot be spread further

                        Additional procedures to ensure the proper handling of non-public information are as follows:

                        1) All nonpublic information shall be held by the compliance officer who will hold the information locked drawer.

                        2) The Director of Research will place trading restrictions on the security until the information becomes public.

                        3) An educational program is provided to all Fisher officers, directors, and advisory employees not less than annually to insure familiarity and compliance with this policy and these procedures. The Compliance Officer will also insure that each new officer, director, advisory employee, and affiliated person is given a copy of this policy and these procedures and is familiar with them.

                        4) Violation of the Insider Trading and Securities Fraud Enforcement Act of 1988 and/or of Fisher's policies and procedures can open the individual to a variety of penalties, fines, and/or jail sentences by various governmental agencies as well as probation and/or termination from Fisher.

                 ii. Policy regarding personal trading.

                     All Access and Advisory employees of Fisher may not engage either directly or indirectly in any personal securities transactions, including IPOs, without the prior written approval of Fisher. All accounts will be reviewed quarterly, Access and Advisory employees are required to provide copies of all brokerage statements.

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                     Control Accounts shall not engage in any trading in any
                     Security without the express PRIOR approval of Fisher's designated personnel in Research department with an oversight by the Assistant Director of Research and Director of Trading, or (ii) Compliance department. Such approval shall be obtained through CETT (Compliance Employee Trade Track) system. The approval shall be retained on a confidential basis by those authorized to approve transactions on behalf of Fisher, whether or not the proposed transaction is approved and shall not be communicated to any other person except as required by law. Personal trading requests (acquisitions and dispositions) are approved if:

              a) no sale or purchase of such security is contemplated for Fisher client accounts for 1 day for securities that trade more than $8 million per month and 10 days for securities that trade less than $8 million per month
              b)     The purchase is not based on nonpublic material information

              Once a security has been pre-authorized it must be traded that day.

              Non-advisory Employees are not considered to have Control Accounts and are exempt from this requirement.

              (II) BLACKOUT PERIODS: Because personal trading may interfere with client transactions, FI reserves the right to refuse or postpone approval for any personal trade. The length of the blackout period will be at the Investment Policy Committee's discretion but no less than under the SEC guidelines.

                     FORBES RESTRICTIONS: The restrictions apply to all
              securities that Ken Fisher is referencing in his Forbes column. The restriction applies to buy s and sells regardless if Ken is recommending a buy or a sell. The restriction time is 45 days prior to publication date and 14 days after publication date.

         According to the SEC guidelines, the following exemption is permissible. Fisher can trade securities for any of the Fisher employee accounts as long as the securities are bunched with client trades. The Fisher securities in the bunch are cost averaged or settled at the worst price of the day. All Fisher employee trades must bear the fiduciary responsibility of putting the clients' interests first.

         Because personal trading may interfere with client transactions, Fisher reserves the right to refuse or postpone approval for any personal trade.

              (III) TRADES IN SHARES OF THE FUNDS. Please note that purchases and sales of shares of the Funds do not need pre-clearance, but the possibility of appearance of conflict of interest in such transactions is high. Accordingly, all purchases and sales of shares of the Funds that are not part of a systematic or periodic purchase or sale program:

                            i. should be coordinated through compliance channels,
                            ii. should be made well in advance of the closing price calculation each day, and
                            iii. must not be made when in possession of material
                                 nonpublic information about the Funds.

III.     REPORTING

              (a) INITIAL HOLDINGS REPORTS AND ANNUAL HOLDINGS REPORTS. Within 10 days after becoming an Access Person and annually thereafter, Access Persons are required to report the following to the Compliance Officer (or the Compliance Officer's designee) with respect to each security covered by the Fisher Policy:

                     i. The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

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                     ii.    The name of any broker, dealer or bank with whom the
                            Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
                     iii. The date that the report is submitted by the Access Person to the Compliance Officer (or the Compliance Officer's designee).

              (b) Quarterly Transaction Report. Within 10 days after each quarter, each Access Person is required to report the following information regarding his or her personal securities transactions.

                     i. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                     ii. The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

                     iii.   The price at which the transaction was effected; and

                     iv. The name of the broker, dealer, or bank with or through whom the transaction was effected.

                     v. The name of any broker, dealer or bank with whom the Access Person opened an account in which the Access Person intends to hold or transact securities.

              (c) Within 10 days following the end of each calendar quarter, each Advisory employee is required to report the following information regarding his or her personal securities transactions.

                     i.     The date of the transaction and the security symbol;

                     ii. The nature of the transaction (I.E., purchase or sale); and

                     iii. The name of the broker, dealer, or bank with or through whom the transaction was effected.

              (d) No reports need to be filed by an independent Trustee unless such Trustee knows or should have known that the security traded by the Trustee was being considered for purchase or sale or was being purchased or sold by a Fund within 15 days on either side of the Trustee's transaction (see Section IV below).

              (e) For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

              (f) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

              (g) Copies of brokerage or account statements or confirmations containing the information specified in paragraphs (a) and
                     (b) above may be submitted to the Compliance Officer (or the Compliance Officer's designee) in lieu of the quarterly report listing the transactions. The brokerage account statements may substitute for the annual report only if the Access Person provides an annual certification confirming that all accounts and holdings of securities have been disclosed in those statements.

IV.      EXCEPTIONS TO REPORTING REQUIREMENTS
              (a) An independent Trustee, I.E., a Trustee of the Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940
         Act) of the Trust, is not required to file a report on a transaction in a

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         security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment adviser.

              (b) Shareholders, officers and employees of the Funds' distributor or administrator who comply with a separate code of ethics of those entities are exempted from the reporting requirements of this Code of Ethics.

              (c) Access Persons need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, provided a copy of such Rule 204 reports is sent either to the Compliance Officer or to his substitute. Access Persons need not make a report with respect to an exempted transaction or investment as described in the Fisher Policy. However, personal investment transactions involving shares of any of the Funds shall be reported.

V.       IMPLEMENTATION

This Code of Ethics is to be implemented in the same manner as the Fisher
Policy.

VI.      REVIEW, RECORD KEEPING AND SANCTIONS

         (a) The Compliance Officer shall be responsible for maintaining a current list of all Access Persons and for identifying all reporting Access Persons on such list, and shall take steps to ensure that all reporting Access Persons have submitted reports, confirmations or statements in a timely manner. The Compliance Officer may delegate the compilation of this information to appropriate persons.

         (b) Fisher is aware of Rule 17j-1 record keeping requirements and attests that it is in compliance with them.

         (c) If an Access Person commits a material violation of this Code of Ethics or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees.

         (d) The Board of Trustees may impose such sanctions as it deems appropriate, including a letter of censure, suspension, termination of employment, and/or a disgorging of any profits made.

         (e) Any violations of this Code of Ethics by the Access or Advisory Employees are taken extremely serious and will lead to disciplinary actions ranging from monetary fines to termination of employment.


PRIVACY POLICY

Fisher has also established a privacy policy that is in compliance with Regulation S-P. The policy is as follows:

Fisher collects nonpublic information from the following sources:
       - Information we receive from you on applications or other forms;
       - Information you give to us orally; and
       - Information about your transactions with us or with others.

Fisher does not disclose any nonpublic personal information about our customers or former customers without the customer's authorization, except as permitted by law or in response to inquires from governmental authorities.

Fisher restricts access to your personal and account information to those personnel who need to know that information to provide products and services to you. Fisher also may disclose that information to unaffiliated third parties (such as to brokers or custodians) only as permitted by law and only as needed for us to provide agreed services to you. Fisher maintains physical, electronic and procedural safeguards to guard your nonpublic personal information.

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